Exhibit 10.14

Second Amendment

VICTORY CAPITAL MANAGEMENT INC.

DEFERRED COMPENSATION PLAN

WHEREAS, Victory Capital Management Inc. (“Employer”) has adopted and maintains the Victory Capital Management Inc. Deferred Compensation Plan (“Plan”) for the benefit of eligible employees;

WHEREAS, the Employer is permitted and desires to change the Definition of Compensation pursuant to Plan Section 8.2;

WHEREAS, the Employer desires to change the definition of Spouse to make it consistent with current law;

WHEREAS, the Employer is permitted and desires to change the Employer’s discretionary matching contributions pursuant to Plan Section 3.2(b); and

WHEREAS, the Employer is permitted and desires to accommodate past service credit on account of its acquisition of Compass Efficient Model Portfolios (as of April 30, 2015).

NOW THEREFORE, BE IT RESOLVED, that the Definition of Compensation, Plan Section 1.9, is hereby restated to read as follows:

Section 1.9 “Compensation” means, with respect to each Plan Year or performance period, the Participant’s gross regularly paid salary, and the Participant’s incentive compensation (as defined by the Employer and understood by it and each Participant pursuant to the Participant’s employment by the Employer) otherwise received in cash (i.e., incentive compensation does not include any incentive compensation the Participant receives in shares of stock of the Employer), excluding signing bonuses, retention bonuses, moving allowances, dividends on vested and unvested options, and dividends on vested and unvested restricted stock.

RESOLVED FURTHER that the definition of Spouse in Section 1.32 is restated to read as follows:

Section 1.32 “Spouse” means the person who is legally married to the Participant under the laws of a state or other recognized jurisdiction as of any relevant date, as evidenced by a valid marriage certificate or other proof acceptable to the Employer. This includes married individuals of the same sex, even if the married couple resides in a state or jurisdiction that does not recognize the validity of same sex marriages.

RESOLVED FURTHER that the matching contribution is hereby modified in accordance with a restated Plan Section 3.2(b) which reads as follows:

(b) Discretionary Amount. The amount of the Matching Employer Contributions, if any, shall be determined by the Employer in the Employer’s sole discretion. Without limitation, the Employer may limit the amount of Matching Employer Contributions to a set percentage of either the Participant’s Compensation or amount of Salary Deferral Contributions. Until a change is announced to Participants (which change shall be documented in an Amendment to the Plan before, on or after such announcement), the Matching Employer Contribution will equal the amount of each Participant’s Salary Deferral Contributions with respect to a Plan Year, with a maximum Matching Employer Contribution equal to 6% of the Participant’s Compensation for the Plan Year that exceeds the Section 401(a)(17) limit for such Plan Year. Notwithstanding, no Matching Employer Contribution shall be made for a Plan Year on Compensation for such Plan Year that exceeds $3,000,000.00.

RESOLVED FURTHER, that Section 3.4(b)(i) of the Plan is hereby amended by adding thereto a new subsection (E), to read as follows:

(E)           For purposes of calculating Years of Service, employment with Compass Efficient Model Portfolios (“Compass EMP”) prior to April 30, 2015 (“Compass Closing Date”) shall be treated as employment with the Employer if the Participant was employed by Compass EMP on the Compass Closing Date.

RESOLVED FURTHER, that in all other respects the Plan shall remain unmodified and affirmed.

[Signature page follows.]

This Amendment is hereby adopted effective for Plan Years beginning on and after January 1, 2016.

Dated:	11-9-2015

VICTORY CAPITAL MANAGEMENT INC.

		By:	/s/ David Brown
David Brown, CEO